Exhibit 10.1

May 23, 2024

Michael Lane
[RESIDENCE ADDRESS OMITTED]

Dear Michael:
On behalf of SEI, we are pleased to extend this offer of employment to you, to perform the role of Executive Vice President - Asset Management at SEI. The starting salary will be approximately $26,923.07 bi-weekly, which is $700,000.00 when annualized. Should you accept this offer, you will begin work as a full-time exempt employee on 09/16/2024. All new hires are required to attend New Employee Orientation. As your start date approaches, you will receive orientation instructions for your ﬁrst day.

SEI has designated your role as fully remote and will permit you to work remotely from your home ofﬁce, subject to the terms and conditions in the attached remote work agreement to be signed and returned.

In addition, you will also be eligible to earn incentive compensation on an annual basis in accordance with Company policy. Incentive compensation eligibility and awards are subject to executive management’s discretion and approval. Your annual incentive compensation target will be $1,500,000.00. For the current year, your incentive compensation target will be pro-rated based on your start date, and will be guaranteed for $600,000.00 for the year 2024 provided you begin employment prior to October 1, 2024.

In order to provide you with ﬁnancial incentives, your compensation program also includes eligibility to participate in the Company’s Stock Option Program.

You will be granted 30,000 Restricted Stock Units, vesting proportionally over a 3 year period, subject to approval by the SEI Compensation Committee and ratiﬁcation of such approval by the SEI full board of directors. Additionally, you will receive 20,000 options which will be granted upon joining SEI, subject to approval by the SEI Compensation Committee and ratiﬁcation of such approval by the SEI full board of directors.

In addition, any salary increase for which you may be eligible during the next merit increase cycle will also be pro- rated based on the percentage of the year you are in this role.

SEI provides a comprehensive beneﬁts program for full-time employees. When you join us, you will be asked to make some important decisions based on your personal insurance needs. Therefore, please carefully review and evaluate the enclosed information. Selected and company-provided beneﬁts are effective on the ﬁrst of the month following one's start date. In addition, you will be eligible to receive paid time off in accordance with SEI’s paid time off policies. Your ﬁrst year’s paid time off allowance will be twenty-one days, pro-rated based on your start date.

Please note, provided you are not an excluded employee, you will be eligible to participate in our 401(k) plan, the SEI Capital Accumulation Plan (the “Plan”). Unless you “opt out” of participation in your ﬁrst 90 days of employment, you will be automatically enrolled in the Plan, commencing on the date of your hire. This means, effective as soon as administratively feasible after your commencement of employment (generally 90 days), you will automatically have three (3%) percent of your compensation deducted from your regular payroll and contributed to the Plan on your behalf. In addition, unless and until you make an afﬁrmative investment election under the Plan, your contributions to the Plan will be invested in accordance with the default investment option under the Plan, which currently is the SEI Target Date Fund designed for participants in your age range. You should also be aware that once you are enrolled in the Plan you may change your investment elections or deferral percentage on-line at any time. For more information, please consult the Summary Plan Description for the Plan.

All employees of SEI are employed at-will, and either the employee or SEI is free to terminate the employee’s employment at any time, for any reason or no reason and with or without notice and with or without cause. None of these statements or documents, whether singly or combined, shall create an express or implied contract of employment for a deﬁnite period nor an express or implied contract concerning any terms or conditions of employment.

SEI retains the discretion at all times to decide whether or not to sponsor a job candidate for an appropriate temporary work visa. SEI also retains the discretion to decide whether to apply for a temporary work permit for a current employee who may wish to change temporary visa categories. All of these decisions are dependent upon the operation of the immigration laws and regulations governing the particular situation, as well as our business needs. SEI is under no obligation—legal or otherwise—to extend an offer of employment to, or to hire, any candidate who does not possess the requisite work authorization to work at SEI at the time the offer of employment is made.

This offer of employment is contingent upon the completion of a satisfactory background check. You will receive a follow-up e-mail outlining all the necessary requirements which must be completed prior to your start date.

In addition, this offer of employment is contingent upon your ability to provide original evidence of identity and work authorization acceptable under the immigration and naturalization laws, in connection with the completion of an electronic Form I-9 within three (3) business days of your hire.

As a further condition of your employment, you must sign and return the attached Agreement, which contains certain restrictions necessary to protect the company’s investments in its trade secrets and conﬁdential information, customer relationships and goodwill, and specialized training.

Everyone who met with you at SEI was impressed with your experience and background. We believe that this offer represents a good career opportunity for you today, with excellent potential for your continuing personal and professional development. If you have any questions or need clariﬁcation, please do not hesitate to call me at [TELEPHONE NUMBER OMITTED]. Please initial the ﬁrst page and sign below to indicate your acceptance. This offer will expire if it is not signed and returned to SEI within 7 days from the date of this letter.

Sincerely,

/s/ Jeffrey Robbins

Jeffrey Robbins
Director, Talent Acquisition

Accepted by:
/s/ Michael Lane
Michael Lane

Dated: June 6, 2024